Calculation of Filing Fee Tables
S-8
GREENBRIER COMPANIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, without par value per share	Other	1,374,572	$ 48.68	$ 66,914,164.96	0.0001381	$ 9,240.85
Total Offering Amounts:						$ 66,914,164.96		$ 9,240.85
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 9,240.85
Offering Note
[1]	1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the amount registered in Table I by this Registration Statement shall also cover any additional shares of common stock of The Greenbrier Companies, Inc. (the "Company" or "Registrant") that may become issuable under The Greenbrier Companies, Inc. 2021 Stock Incentive Plan, As Amended (the "2021 Plan") as a result of any future stock splits, stock dividends or similar adjustments of the Company's outstanding common stock. 2 The proposed maximum offering price per share and maximum aggregate offering price in Table I are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $48.68, based on the average of the high sales price ($49.40) and the low sales price ($47.96) for the Company's common stock as reported on the New York Stock Exchange on January 13, 2026, which is within five business days prior to filing this Registration Statement. 3 The shares being registered in row 1 of Table I represent 1,000,000 shares of common stock, without par value, under the 2021 Plan, as a result of the shareholders of the Registrant approving an amendment to the 2021 Plan to, among other things, increase the shares of common stock available for issuance under the 2021 Plan at the Registrant's 2026 Annual Meeting of Shareholders on January 7, 2026. In addition, the shares being registered in row 1 of Table I represent 374,572 shares of common stock, without par value, that were (i) previously covered by awards that lapsed, expired, terminated or were canceled prior to the issuance of such shares or (ii) withheld by or tendered to the Company to satisfy tax withholding obligations related to an award that, in each case, became available for future issuance under the 2021 Plan in accordance with its terms.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A